EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Chemical Financial Corporation

We hereby consent to the incorporation by reference in the Registration Statement No. 333-157569 on Form S-8 dated February 27, 2009 of our report dated February 28, 2018 with respect to the financial statements of the Chemical Financial Corporation Directors' Deferred Stock Plan included in Exhibit 99.1 of this Annual Report (Form 10-K) as of December 31, 2017 and 2016 and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 2017 filed with the Securities and Exchange Commission.

/s/ Andrews Hooper Pavlik PLC

Saginaw, Michigan
February 28, 2018